FORM 8-K
 CURRENT REPORT

PURSUANT TO SECT 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

September 23, 2016
DATE OF REPORT
 (DATE OF EARLIEST EVENT REPORTED)

LEEP, INC.
(Formerly known as Leading-Edge Earth Products, Inc.)

EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER
Oregon
 (STATE OF INCORPORATION)

93-1002429
(I.R.S. EMPLOYER)

93-67656-S
(COMMISSION FILE NUMBER)

P.O. Box 24344
Louisville, KY 40224
(Formerly 660 Fairfield Road, Montoursville, PA 17754)
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)
502-426-7400
REGISTRANT'S TELEPHONE NUMBER

Item 8.01 Other Events

1. On January 7, 2013, LEEP, Incorporated, f.k.a. Leading Edge Earth Products, Inc. filed suit in Jefferson County Circuit Court, Division 2, Louisville, Kentucky, against Outdoor Venture Corporation, James C. Egnew, Kentucky Highlands Development Corporation, Lloyd Ray Moncrief, Kentucky Highlands Investment Corporation, Stearns Manufacturing,  and numerous affiliated individuals to recover compensatory and punitive damages for breach of a Non-Disclosure and Non-Circumvention Agreement, fraud, unjust enrichment, breach of fiduciary duties, deceptive business practices, tortuous interference with business relationships, conversion, and theft of business opportunities, among other claims.  The amount of damages exceeds the jurisdictional threshold with compensatory damages expected to exceed Thirty Million Dollars ($30,000,000), exclusive of the requested treble punitive damages.  LEEP, Incorporated has filed a first amended complaint on May 9, 2013, and subsequent second and third amended complaints, with the approval of the Court, citing racketeering, and aiding and abetting charges, among others.
2. The four liability insurance companies for the Defendants, led by Auto Owners Insurance Company, filed an action in United States District Court for the Eastern District of Kentucky on November 13, 2013, requesting a Declaratory Judgment to withdraw as counsel for the Defendants, and seeking reimbursement for all legal fees and costs incurred by them in defense of the Defendants, citing various provisions and requirements contained in the liability policies.  The Federal Court ultimately declined to accept jurisdiction.  Subsequently, Auto Owners Insurance company filed a motion in the Jefferson County Circuit Court case to intervene, asking the Court to rule that they did not owe a duty to defend or indemnify the insured defendants, or have liability in the suit brought by LEEP against the insured defendants, stating that insurance coverage is barred due to the fact that the defendants acted intentionally against LEEP, and the Intentional Acts Exclusion relieves the Insurance company from liability and an obligation to defend them.
3. The Company confirms that the defendants and the insurance companies have made settlement offers to LEEP, Inc. through a mediation and settlement process, and LEEP, Inc. has accepted an offer.  The settlement settles all claims, and the specific terms of the settlement are to remain confidential, by agreement.  LEEP, Inc. has agreed to dismiss the suit in Jefferson County Circuit Court with prejudice.
4. LEEP, Inc. can again pursue the many business opportunities it has before it.  The company will renew the process of working with an auditor to bring its financial reporting current with the Securities and Exchange Commission.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  September 23, 2016
By: /s/ J.H. Nordstrom

-------------------------------------
J.H. Nordstrom, C.E. O.

Questions and Comments:

All questions about the information provided in this 8-K report should be addressed via email to info@leepinc.com. Alternately, questions can be directed via mail to: Secretary of the Corporation, PO Box 24344, Louisville, KY 40224.